                                                                     EXHIBIT 2.1



================================================================================


                            ASSET PURCHASE AGREEMENT

                                     among

                                STAFFMARK, INC.

                                      and

                 THE TECHNOLOGY SOURCE ACQUISITION CORPORATION

                                      and

                         THE TECHNOLOGY SOURCE, L.L.C.

                          * * * * * * * * * * * * * *

                        Closing Date:  November 29, 1996
                        Effective Date: November 1, 1996

                           * * * * * * * * * * * * *


================================================================================

                               TABLE OF CONTENTS


                                                                                                                     PAGE
                                                                                                                     ----
INDEX TO EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  iv

ARTICLE I.  PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.1.     Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.1.1.   Instruments of Conveyance and Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.1.2.   Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         SECTION 1.2.     Consideration for the Transferred Assets  . . . . . . . . . . . . . . . . . . . . . . . . .   3
         SECTION 1.3.     Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         SECTION 1.4.     Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 2.1.     Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 2.2.     Corporate Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 2.3.     Validity, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         SECTION 2.4.     Subsidiaries and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         SECTION 2.5.     Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         SECTION 2.6.     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         SECTION 2.6.1    Events Subsequent to the October 31, 1996 Financial Statement . . . . . . . . . . . . . . .   6
         SECTION 2.7.     Absence of Undisclosed Liabilities and Claims . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 2.8.     Labor and Employee Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 2.9.     Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 2.10     Powers of Attorney; Absence of Limitations on Competition; Guarantees . . . . . . . . . . .   8
         SECTION 2.11.    Significant Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 2.12.    Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 2.13.    Absence of Certain Changes; Conduct of Business . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 2.14.    Certain Practices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 2.15.    Compliance with Law; Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 2.16.    Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 2.17.    Fixed Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.18.    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.19.    Outstanding Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.20     Outstanding Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 2.21.    Intellectual Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 2.22.    Proprietary Information of Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 2.23.    Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 2.24.    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 2.25.    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 2.26.    Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 2.27.    Broker's or Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 2.28.    Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 2.29.    Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 2.30.    Continued Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 2.31     Protection of Creditors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 2.32     Securities Exemptions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.1.     Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.2.     Corporate Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.3.     Validity, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.4.     Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.5.     Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE IV.  COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 4.1.     Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 4.2.     Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 4.3.     Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 4.4.     Investigations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 4.5.     Payment of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 4.6.     Employees and Consultants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 4.7.     Obligations Concerning Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 4.8.     Bulk Transfer Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 4.9.     Payment of Certain Assumed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 4.11     Letter of Credit/Maturity of Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE V.  CONDITIONS TO THE BUYER'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 5.1.     Representations and Warranties True . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 5.2.     Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 5.3.     No Obstructive Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 5.4.     Opinion of Counsel to the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 5.5.     Closing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 5.6.     Approval of the Buyer and Its Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 5.7.     Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 5.8.     Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 5.9.     Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 5.10.    Lock-Up and Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 5.11.    Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 5.12.    Letter of Credit Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 5.13     Pay-Off Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE VI.  CONDITIONS TO THE SELLER'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 6.1.     Representations and Warranties True . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 6.2.     Opinion of Wright, Lindsey & Jennings . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 6.3.     Closing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 6.4.     No Obstructive Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 6.5.     Approval of the Seller and Its Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 6.6.     Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 6.7.     Lock-Up and Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 6.8.     Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 6.9.     Promissory Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE VII.  THE CLOSING AND CERTAIN CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 7.1.     Time and Place of Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 7.2.     Deliveries by the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 7.3.     Deliveries by the Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE VIII.  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 8.1.     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 8.2.     Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 8.3.     Notice to Seller, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 8.4.     Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 8.5.     Notice to the Buyer, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 8.6.     Survival of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE IX.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 9.1.     Knowledge of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 9.2.     Knowledge of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 9.3.     "Person" Defined  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 9.4.     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 9.5.     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 9.6.     Modifications and Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 9.7.     Assignment/Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 9.8.     Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 9.9.     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 9.10.    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 9.11.    Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 9.12.    Headings and Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 9.13.    Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 9.14.    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 9.15.    Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 9.16.    Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 9.17.    Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 9.18.    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                               INDEX TO EXHIBITS


EXHIBIT A                 --      Form of Bill of Sale
EXHIBIT B                 --      Form of Assignment and Assumption Agreement
EXHIBIT C                 --      Form of Lease Assignment
EXHIBIT D                 --      Form of Promissory Note
EXHIBIT E                 --      Form of Escrow Agreement
EXHIBIT F                 --      Form of Lock-Up and Registration Rights Agreement

                              INDEX TO SCHEDULES
                              ------------------

Schedule 1.1(d)           --      Employee Agreements
Schedule 1.1.2            --      Excluded Assets
Schedule 1.3              --      Assumed Liabilities
Schedule 1.4              --      Allocation of Purchase Price
Schedule 2.3              --      Validity
Schedule 2.6              --      Financial Statements
Schedule 2.7              --      Absence of Undisclosed Liabilities
Schedule 2.7.1            --      Absence of Undisclosed Claims
Schedule 2.8              --      Labor and Employee Relations
Schedule 2.10             --      Powers of Attorney; Absence of Limitations
                                  on Competition; Guarantees
Schedule 2.11             --      Significant Customers
Schedule 2.13             --      No Adverse Change
Schedule 2.15             --      Compliance with Law
Schedule 2.16             --      Employee Benefits
Schedule 2.17             --      Claims on Fixed Assets
Schedule 2.18             --      Insurance
Schedule 2.19             --      Contracts
Schedule 2.19.1                   --      Notice of Contract Defaults
Schedule 2.19.2                   --      Termination of Contracts
Schedule 2.19.3                   --      Limitations on Contracts
Schedule 2.20             --      Leases
Schedule 2.21             --      Intellectual Properties
Schedule 2.22             --      Proprietary Information of Third Parties
Schedule 2.23             --      Transactions with Affiliates
Schedule 2.24             --      Taxes
Schedule 2.25             --      Litigation
Schedule 2.26             --      Environmental Matters
Schedule 2.27             --      Brokers
Schedule 5.2              --      Consents

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into this 29th day of November, 1996, by and among STAFFMARK, INC., a Delaware corporation ("StaffMark"), THE TECHNOLOGY SOURCE ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of StaffMark ("TSAC" and together with StaffMark, the "Buyer"), and THE TECHNOLOGY SOURCE, L.L.C. (the "Seller"), a Missouri Limited Liability Company.

                            PRELIMINARY STATEMENTS:

         The Seller is engaged in the business of providing temporary staffing services to its clients;

         The Seller desires to sell or otherwise transfer certain of its assets and the aforementioned business conducted by it's Selective Outsourcing Division (the "Business"); and

         StaffMark desires to purchase the Business through TSAC, a wholly-owned subsidiary of StaffMark, which will own and operate the Business.

         NOW, THEREFORE, in consideration of the preliminary statements and the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                    ARTICLE I.  PURCHASE AND SALE OF ASSETS

         SECTION 1.1. Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined) the Seller shall transfer to the Buyer, free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions whatsoever (collectively, "Claims"), except as set forth on Schedule 2.17, all of the assets, properties and rights owned by the Seller or in which the Seller has any right or interest of every type and description, real, personal and mixed, tangible and intangible, confirmed or contingent (other than the Excluded Assets as hereinafter defined) relating to the Business and as reflected on the Seller's balance sheet for the Business dated as of October 31, 1996, and any such assets acquired prior to or existing as of the Closing, including, without limitation:

         (a) Generally. Cash, accounts receivable, business agreements, property, equipment, inventory, goodwill, supplier lists, customer lists, prepaid insurance, licenses and permits, processes, service marks, trade secrets, computers and computer equipment, files and other records, systems and processes, security deposits, memberships, contracts, leasehold and other improvements, machines, machinery, equipment, furniture, fixtures, supplies, all rights and claims under insurance policies and other contracts of whatever nature, all causes of action, claims and demands of every nature relating to the Assumed Liabilities, Contracts and Leases (as hereinafter defined);

         (b) Name and Related Items. The names "The Technology Source, L.L.C.", "Technology Source" and "TSI" and any variants thereof and all copyrights, copyright applications, trade names, trademarks, service marks and logos (whether or not registered) related thereto; the phone number 314-878-6903, the MCI identification number 537-5682 and the MCI user name "EFG";

         (c) Agreements and Contracts. All orders, bids, quotations, contracts, and other agreements with or related to past, present and prospective clients of the Business and all amendments, updates, customer files, lists, records, studies, surveys, reports, correspondence and other similar materials related to the foregoing;

         (d) Employee Agreements and Information. All employment agreements and contracts for those individuals listed on Schedule 1.1(d) (the "Employees") and all rights thereunder and copies of the information for each Employee as indicated on such Schedule 1.1(d); however, the parties acknowledge that the effective date of the transfer of the items described in this Section 1.1(d) shall be January 1, 1997;

         (e) Records. All books, records, lists and reports, including but not limited to, resumes and resume files, related to the Business whether or not currently being utilized by the Business;

         (f) Electronic Data. All electronic information and data related to the Business wherever located;

         (g) NRS Software. The NRS software license, to the extent transferable;

         (h) NIS Membership. All right, title and interest of Seller in the NIS membership, to the extent transferable;

         (i) Additional Information. All sales, advertising and promotional literature and materials, advertising and advertising copy and other similar materials on which solely appears the name Technology Source, L.L.C., Technology Source, Inc. or TSI and such other materials which are currently in the possession of Frederic A. Sussman and the Employees on which appear the name Technology Source, L.L.C., Technology Source, Inc. or TSI; and

         (j) Other Assets. All other assets, properties and rights of every kind and nature owned by the Seller and used in the Business, and whether or not specifically referred to in this Agreement (collectively, the "Transferred Assets"), all with the intention that the Business shall be transferred to the Buyer as a going concern.

         SECTION 1.1.1.   Instruments of Conveyance and Transfer.

         (a) The Seller shall transfer the Transferred Assets to the Buyer pursuant to a Bill of Sale in substantially the form of Exhibit A, an Assignment and Assumption Agreement in substantially the form of Exhibit B (the "Assignment and Assumption Agreement"), a Lease Assignment in substantially the form of Exhibit C (the "Lease Assignment"), and such other documents and instruments as the Buyer or its counsel may reasonably request.

         (b) At any time and from time to time after the Closing Date, at the request of the Buyer, without further consideration, and at Buyer's expense, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Buyer and to confirm the Buyer's title to the Transferred Assets.

         SECTION 1.1.2. Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, there shall be excluded from the Transferred Assets and retained by the Seller the following assets (the "Excluded Assets"):
(i) all assets as listed on the Delivered Solutions Division October 31, 1996 Balance Sheet and the Technical Services/Old Co. October 31, 1996, Balance Sheet attached hereto as part of Schedule 1.1.2 and the assets as further detailed on Schedule 1.1.2; and (ii) any and all claims which the Seller may have against third parties arising from events occurring prior to or circumstances existing as of the Effective Time whether or not presently known to Seller.

         SECTION 1.2. Consideration for the Transferred Assets. In consideration for the transfer of the Transferred Assets, upon the terms and subject to the conditions set forth in this Agreement, the Buyer shall assume the Assumed Liabilities pursuant to Section 1.3 hereof and shall pay to the Seller an aggregate purchase price of SEVEN MILLION TWO HUNDRED THOUSAND DOLLARS ($7,200,000) (the "Purchase Price"). The Purchase Price shall be payable upon the Closing Date as follows:

         (a)     At Closing, Buyer shall deliver to the Seller a promissory note in the principal amount of Five Million Seven Hundred Sixty Thousand ($5,760,000) in the substantially the form of Exhibit D which shall mature on January 8, 1997 (the "Note"). The Note shall be secured by an irrevocable, stand-by letter of credit issued by Mercantile Bank National Association ("Mercantile") in favor of the Seller (the "Letter of Credit"). Seller shall pay all costs in connection with the issuance of the Letter of Credit. At the time of maturity of the Note, Buyer shall deliver (i) cash in the amount of Four Hundred Thousand Dollars ($400,000) to Mercantile as Escrow Agent pursuant to an escrow agreement in substantially the form of Exhibit E (the "Escrow Agreement") and (ii) the balance of the principal on the Note ($5,360,000) to Seller and upon such payment the Seller shall deliver the Letter of Credit to the Buyer; and

         (b) The balance of the Purchase Price ($1,440,000) shall be delivered to Seller on January 8, 1997 (the "Funding Date") in the form of 118,763 shares of StaffMark common stock, $0.01 par value (the "Shares"). The Shares shall be issued in registered or unregistered form, to be determined solely by Buyer, and in restricted form with such conditions, limitations and rights as set forth in the Lock-Up and Registration Rights Agreement in substantially the form of Exhibit F (the "Lock-Up and Registration Rights Agreement").

         SECTION 1.3. Assumption of Liabilities. The only obligations and liabilities to be assumed by the Buyer in connection with its acquisition of the Transferred Assets (the "Assumed Liabilities") are the obligations and liabilities specifically listed on Schedule 1.3, the obligations as set forth in Sections 4.7 and 4.10 hereof, and the Seller's accounts payable, bank line of credit indebtedness, accrued salaries and payroll taxes, PTO liability, other withholding taxes, equipment loans and leases, and lease related to the Seller's place of business, all as relating to the Business and detailed on Seller's Selective Outsourcing Division October 31, 1996 Balance Sheet; provided that Buyer shall not assume any liability of the Seller not reflected on such Balance Sheet or otherwise relating to amounts owed to: (i) William M. Levin pursuant to, but not limited to, Sections 7.06 and 7.19 (the "Levin Liabilities") of that certain Asset Purchase Agreement among Seller and the Executive Focus Group, Inc., William M. Levin and Linda R. Levin, dated May 23, 1995 (the "EFG

Purchase Agreement"); (ii) the Executive Focus Group, Inc., William M. Levin or Linda R. Levin for indemnification, if any, under the EFG Purchase Agreement;
(iii) Ronald Chod, the Ronald Chod Revocable Trust, Monte Lopata, and the Lopata Group, as either creditors or Class C Members of the Seller (the "Class C Member Liabilities"); (iv) Marvin Hoffman whether pursuant to the Member Withdrawal Agreement dated September 30, 1996 between Seller and Mr. Hoffmann or otherwise; (v) any liabilities on the Balance Sheet attached hereto as part of Schedule 1.1.2 of the Buyer's Delivered Solutions Division or its Technical Services/Old Co. division; and (vi) all fees and expenses, incurred by Seller in connection with this Agreement and the transactions contemplated hereby, including legal and brokerage fees and expenses. Buyer shall use its best efforts to obtain a complete release of the Seller's Members' personal guarantees of the Seller's line of credit.

         Buyer shall assume such obligations and liabilities pursuant to the Assignment and Assumption Agreement and the Lease Assignment. Except for the Assumed Liabilities, the Seller shall remain liable for the payment of all other liabilities and obligations which accrue prior or subsequent to the Effective Date. Except for the Assumed Liabilities in the amount and to the extent provided in this Section 1.3, the Buyer shall not assume or be responsible for any other liabilities or obligations which relate in any manner to the operation of the Business prior to the Effective Date, and the Seller shall indemnify, defend, and hold the Buyer harmless from all of such obligations and liabilities as set forth in Section 8.2 below.

         SECTION 1.4. Allocation of Purchase Price. The considerations paid and the liabilities assumed by Buyer pursuant to Sections 1.2 and 1.3 above shall be allocated among the Transferred Assets purchased hereunder as set forth on Schedule 1.4 attached hereto. Seller and Buyer each hereby covenant and agree that none of them will take a position on any income tax return, before any governmental agency, or in any judicial proceeding that is in any way inconsistent with the allocation set forth on Schedule 1.4. Each party shall duly and timely file Form 8594 with its appropriate tax returns.

             ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer as follows:

         SECTION 2.1. Organization and Qualification. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri. The nature of the Business or the Transferred Assets does not require Seller to be licensed or qualified in any other jurisdiction, except for the States of Washington and Illinois. Seller has made available to the Buyer complete and correct copies of the Articles of Organization and the Operating Agreement of the Seller as currently in effect.

         SECTION 2.2. Corporate Power and Authority. The Seller has the corporate power and authority to own and hold its properties and to carry on its business as now conducted, including the right to use the name "The Technology Source, L.L.C." and the fictitious names "Technology Source" and "TSI" in the geographic area presently served by it. The Seller (a) has the full power and authority to execute, deliver and perform this Agreement, the Exhibits and the Schedules hereto and the other documents and instruments contemplated hereby (collectively this Agreement, the

Exhibits and Schedules hereto, and the other documents and instruments contemplated hereby shall constitute the "Documents") and to consummate the transactions contemplated hereby and thereby, and (b) this Agreement and the other Documents have been duly and validly executed and delivered by Seller and constitute valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms.

         SECTION 2.3. Validity, Etc. Except as set forth on Schedule 2.3, neither the execution and delivery of this Agreement or the other Documents, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the other Documents and such other agreements in compliance with the terms and conditions hereof and thereof by the Seller will (i) violate, conflict with or result in any breach of any trust agreement, Articles of Organization, Operating Agreement, judgment, decree, order, statute or regulation applicable to the Seller, (ii) violate, conflict with or result in a breach, default or termination or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the obligations of the Seller or increase or otherwise affect the obligations of the Seller under any law, rule, regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation related to the Seller or to the Seller's ability to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to the Buyer, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or (iv) result in the creation of any Claims upon the Transferred Assets.

         SECTION 2.4. Subsidiaries and Investments. The Seller has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

         SECTION 2.5. Books and Records. The minute books of the Seller, which have been and will be made available to the Buyer and its representatives, contain accurate records of all meetings of and actions or written consents by the respective members and managers of the Seller set forth in such minute books.

         SECTION 2.6. Financial Statements. The Seller has previously furnished to the Buyer, and attached hereto as Schedule 2.6 are, the compiled balance sheet of the Seller as at December 31, 1995, the related statements of income and expenses for the fiscal year then ended, and the compiled balance sheet of the Seller (the "Balance Sheet") as at October 31, 1996 (the "Balance Sheet Date") and the related statements of income and the expenses for the nine months then ended. All such financial statements (the "Financial Statements") have been prepared on a consistent basis and were prepared from the books and records of the Seller. Such books and records are complete and correct in all material respects, accurately reflect all transactions of the Business, and have been made available to Buyer for examination. The Financial Statements fairly present the financial position of the Seller as of the dates thereof and the results of its operations for the periods ended on the dates thereof.
Since the Balance Sheet Date (i) there has been no Material Change in the assets, liabilities or financial condition of the assets of the Seller from that reflected in its Balance Sheet and (ii) none of the business, prospects, financial condition, operations, property or affairs of the Seller has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. The Seller has disclosed to the Buyer all material facts relating to the preparation of the Financial Statements. For purposes of this section, Material Change shall mean a change in excess of $25,000 in the aggregate of any line items on the Seller's Balance Sheet incurred or changed outside the ordinary course of business. The Seller maintains an adequate worker's compensation reserve on its Balance Sheet in accordance with Generally Accepted Accounting Principles or has adequate coverage under a full-premium policy and represents and warrants there will be no unrecorded liability for which the Buyer will be liable. All referral fees and commissions due to employees for all periods ending prior to the Effective Date have been properly paid or accrued on the Balance Sheet; provided that the parties acknowledge that certain accruals are based on the parties good faith estimates of referral fees and commissions payable.

         SECTION 2.6.1 Events Subsequent to the October 31, 1996 Financial Statement. This Agreement shall be effective as of November 1, 1996 and during the period from the date of the Balance Sheet to and including the date of Closing.

         (a) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, of the Business except in the ordinary course of business;

         (b) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) with respect to the Business involving more than $5,000 or outside the ordinary course of business;

         (c) No party (including Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Seller is a party or by which it is bound involving more than $5,000 or outside the ordinary course of business;

         (d) Seller has not allowed any Claims to be imposed upon any of its assets, tangible or intangible outside the ordinary course of business;

         (e) Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the ordinary course of business;

         (f) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $5,000 or outside the ordinary course of business;

         (g) Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $1,000 or outside the ordinary course of business;

         (h) Seller has not delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

         (i) Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the ordinary course of business;

         (j) Seller has not granted any license or sublicense of any rights under or with respect to patents, trademarks or copyrights;

         (k) Seller has not accelerated collection of accounts receivables through special inducements or outside the ordinary course of business;

         (l) Seller has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

         (m) Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its membership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its membership interests;

         (n) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

         (o) Seller has not made any loan to, or entered into any other transaction with, any of its members, officers, and employees outside the ordinary course of business;

         (p) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

         (q) Seller has not granted any increase in the base compensation of any of its members, officers, and employees outside the ordinary course of business;

         (r) Seller has not adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan); and

         (s) Seller has not made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business.

         SECTION 2.7.     Absence of Undisclosed Liabilities and Claims.

         (a) Except as and to the extent of the amounts specifically reflected or reserved against in its respective Balance Sheets or except as set forth on Schedule 2.7, the Seller has no liabilities or obligations of any nature whatsoever due or to become due, accrued, absolute, contingent or otherwise, except for liabilities and obligations incurred since the date thereof in the ordinary course of business. The Seller does not know of any basis for the assertion against the Seller of any liability or obligation not fully reflected or reserved against its Balance Sheet, except as set forth on Schedule 2.7.

         (b) The Seller is not bound by any agreement, or subject to any charter or other corporate restriction or any legal requirement, which has, or in the future can reasonably be expected to have, a material adverse effect on the business or prospects of the Seller.

         (c) Seller is not presently aware of any claims which Seller may have against third parties arising from events occurring prior to or circumstances existing as of the Closing Date.

         SECTION 2.8. Labor and Employee Relations. The Seller is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and Seller has no knowledge of any attempt to organize the Seller's employees by any Person, unit or group seeking to act as its bargaining agent. Except as set forth in Schedule 2.8, there are no pending or, to the best knowledge of Seller, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Seller. No union representation election relating to employees of the Seller has been scheduled by any governmental agency or authority, no organization effort is being made with respect to any of such employees, and there is no investigation of the Seller's employment policies or practices by any governmental agency or authority pending or threatened. The Seller is not currently, nor has it been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Seller. The Seller has not experienced any material work stoppages, and to the best knowledge of Seller, no work stoppage is planned.

         SECTION 2.9.     Real Property.  The Seller owns no real property.

         SECTION 2.10 Powers of Attorney; Absence of Limitations on Competition; Guarantees. Except as set forth in Schedule 2.10, (i) no power of attorney or similar authorization given by the Seller presently is in effect or outstanding; (ii) no contract or agreement to which the Seller is a party or is bound or to which the Seller's properties or assets is subject limits the freedom of the Seller to compete in any line of business or with any Person; and (iii) the Seller is not a party to or bound by any guarantee of any debt or obligation of any other Person.

         SECTION 2.11. Significant Customers. Set forth on Schedule 2.11 is a true and correct list of the Seller's ten largest customers for the most recent ten month period ending October 31, 1996, together with the amount of services attributable to such customers expressed in dollars and as a percentage of total sales and services. None of the customers identified on
Schedule 2.11 has terminated, materially reduced or threatened to terminate or materially reduce its request for services of the Seller during the period covered by such schedule or prior to the Closing Date. The Seller represents that as described on Schedule 1.3 and Schedule 2.7, Monsanto Company has agreed to reduce the discount granted by the Seller to Monsanto Company from a 12% discount to a 10% discount and pursuant to Article VIII the Seller shall indemnify the Buyer for Damages (as defined herein) incurred by the Buyer relating to (i) a breach of this representation, and (ii) the period prior to the Closing Date.

         SECTION 2.12. Governmental Approvals. No registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Seller of this Agreement.

         SECTION 2.13. Absence of Certain Changes; Conduct of Business. During the period from the Balance Sheet Date to and including the date of this Agreement except as set forth on Schedule 2.13 or relating to the Excluded Assets, the Seller has not (i) borrowed or agreed to borrow any material amount of funds or incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), or guaranteed or agreed to guarantee any obligations of others outside the ordinary course of business,
(ii) cancelled any indebtedness owing to it or any claims that it might have possessed, waived any material rights of substantial value or sold, leased, encumbered, transferred, or otherwise disposed of, or agreed to sell, lease, encumber, or otherwise dispose of its assets or permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (iii) made any capital expenditures or commitment therefor outside the ordinary course of business, (iv) increased its indebtedness for borrowed money or made any loan to any Person, (v) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business, (vi) made any material change in any method of accounting or auditing practice, (vii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner, or
(viii) agreed, whether or not in writing, to do any of the foregoing.

         SECTION 2.14. Certain Practices. Neither the Seller, nor any of its Members, nor to the best knowledge of Seller, its employees have, directly or indirectly, used any of Seller's funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Seller or any subsidiary; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; given any favor or gift which is not deductible for federal income tax purposes; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

         SECTION 2.15. Compliance with Law; Licenses and Permits. Except as set forth on Schedule 2.15, the Seller has complied in all material respects with all laws, ordinances, legal requirements, rules, regulations and orders applicable to it, its operations, properties, assets, products and services. Except as set forth on Schedule 2.15 and to the best knowledge of Seller, there is no existing law, rule, regulation or order, whether federal, state or local, which would prohibit or materially restrict the Buyer from, or otherwise materially adversely affect the Buyer in, conducting the Business in the manner heretofore conducted by the Seller in any jurisdiction in which the Business is now conducted. The Seller possesses all franchises, permits, licenses, certificates and consents required from any governmental or regulatory authority in order for the Seller to carry on its business as currently conducted and to own and operate its properties and assets as now owned and operated and all of such licenses and permits are set forth on Schedule 2.15.

         SECTION 2.16.    Employee Benefits.

         (a) Set forth on Schedule 2.16 is a list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance, fringe benefit, welfare and other employee benefit plans, programs or arrangements pursuant to which the Seller or its ERISA Affiliates provides (directly or indirectly, individually or jointly through others) benefits or compensation to or on behalf of employees or former employees of the Seller or its ERISA Affiliates, whether formal or informal, whether or not written ("Employee Plan"). On request by the Buyer, the Seller shall furnish a copy of each Employee Plan and a copy of any related materials. The Seller will maintain the benefits listed on Schedule 2.16 in full force and effect through January 1, 1997. Except as set forth on Schedule 2.16 or as otherwise agreed to by the parties, the Buyer shall not have any obligation or liability of any kind or nature for any compensation or benefits of any kind or nature to the employees or consultants of the Seller for services rendered prior to January 1, 1997.

         (b) Each Employee Plan covering any present or former employee of the Seller which is subject to the continuation health coverage requirements of
Section 4980B of the Code or Section 601 of ERISA or any applicable state law has complied with all such requirements for continuation coverage.

         (c) Except as set forth on Schedule 2.16, there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against or with respect to any Employee Plan or the assets of any Employee Plan.

         (d) Each Employee Plan (and the related trust or funding vehicle, if any) has been administered and maintained in material compliance with its terms and with applicable law. Except as set forth on Schedule 2.16, each Employee Plan which is intended to be qualified under Section 401 of the Code and each amendment to such plan is subject to a favorable determination letter from the Internal Revenue Service and each such plan has at all times been maintained, by its terms and in operation, in material compliance with Section 401 of the Code. Except with respect to the Flexible Benefit Spending Account, the assets of each Employee Plan which is not funded through the general assets of the Seller are at least equal to the liabilities under such Employee Plan, and all assets of each Employee Plan are shown on the books and records of such Employee Plan at fair market value. No Employee Plan has unfunded liabilities that as of the Closing Date are not accurately and fully reflected on the Seller's Balance Sheet.

         (e) Neither the Seller nor any of its ERISA Affiliates is or has been within the past six years a participant in, or is or has been obligated to maintain or to make contributions to, a multi-employer plan (within the meaning of ERISA Section 3(37) and ERISA Section 40001(a)(3)) or an Employee Plan which is subject to Title IV of ERISA. Within the past five years neither the Seller nor any ERISA Affiliate has sponsored, contributed to or been obligated under Title I or IV of ERISA to contribute to a "defined benefit plan" (as defined in ERISA Section 3(35)). The Seller is not obligated to provide post-retirement medical benefits or any other unfunded post-retirement welfare benefits to or on behalf of any persons whatsoever (except the benefits pursuant to the continuation health coverage requirements under Section 4980B of the Code, ERISA Section 601, or applicable state law).

         (f) Neither the Seller nor its ERISA Affiliates is subject to and, to the best knowledge of Seller, no facts exist which would reasonably be expected to subject the Seller or any of its ERISA Affiliates to, any liability whatsoever which is directly or indirectly related to any Employee Plan, including, but not limited to, liability for benefit payments or related claims, any liability for any tax or related penalty under the Code, or liability for any damages or penalties arising under Title I or Title IV of ERISA. No reportable event under Section 4043 of ERISA, the notice requirement for which has not been waived, has occurred or, to the best knowledge of the Seller, will occur with respect to such Employee Plan.

         (g) Termination of or withdrawal from any Employee Plan immediately after the Closing Date would not subject the Buyer to any liability, tax or penalty whatsoever except as provided on Schedule 2.16.

         (h) The execution or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under the Employee Plans, including any obligation to make any payment which would not be deductible as an excess golden parachute payment under Section 280G of the Code.

         (i) All contributions to or under each Employee Plan and all expenses of each Employee Plan are fully deductible for income tax purposes for the taxable year for which such contributions are made or such expenses are paid. All contributions to or under each Employee Plan have been made when due under the terms of such Employee Plan in accordance with applicable law.

         (j) Neither the Seller nor its ERISA Affiliates have entered into any contract, agreement or arrangement (whether oral or written) under which the Seller or its ERISA Affiliates have assumed any liability relating to its clients' retirement plans, nor have the Seller and/or its ERISA Affiliates made any verbal representations that the use of any employees of the Seller or its ERISA Affiliates would have no adverse consequence on such client retirement plans.

         (k) Neither the Seller nor its ERISA Affiliates has engaged in employee leasing as defined in this Section 2.16(k). Employee leasing is defined solely for purposes of this Section 2.16(k) to mean the placement by an employer (customer) of all or most of its existing work force onto the payroll of an employee leasing firm and an explicit co- employment relationship following the termination-lease back.

         (l) For purposes of this Section 2.16, the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the term "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Seller is treated as a single employer under Section 414(b), (c), (m), (o) or (t) of the Code.

         (m) All obligations of Seller to employees under each Employee Plan for all periods ending prior to the Effective Date have been properly paid or accrued on the Balance Sheet; provided that the parties acknowledge that certain accruals with respect to item numbers 9-12 on Schedule 2.16 are based on the parties good faith estimates.

         SECTION 2.17. Fixed Assets. Except as shown on Schedule 2.17, the Seller has good and marketable title to all of the Transferred Assets, free and clear of all claims, liens, mortgages, charges and encumbrances. All of the Transferred Assets, whether owned or leased, are adequate and usable for the purposes for which they are currently used, is in good operating condition and repair and has been properly maintained.

         SECTION 2.18. Insurance. The Seller is, and will be through the Closing Date, insured with insurers in respect of its properties, assets and businesses as set forth on the attached Schedule 2.18. Schedule 2.18 lists the insurance coverage carried by the Seller, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing Date. Except as set forth on Schedule 2.18, the Seller (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) has not received notice of cancellation or non-renewal of any such policy or binder, (iii) is not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, (iv) has not received notice of any insurance premiums which will be materially increased in the future, and (v) is not aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

         SECTION 2.19. Outstanding Contracts. Schedule 2.19 sets forth a description of all existing contracts, agreements, leases, commitments, licenses and franchises, which involve obligations or commitments by the Seller of $10,000 or more and are not cancelable by the Seller without penalty within 30 days (collectively "Contracts"), whether written or oral, relating to the Seller. Seller has delivered or made available to the Buyer true, correct and complete copies of all of the Contracts specified on Schedule 2.19 which are in writing, and such schedule sets forth a complete description of all Contracts which are not in writing. All of the Contracts are in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 2.19.1, the Seller and, to the best knowledge of Seller, each other party thereto have materially performed all the obligations required to be performed by it, have received no notice of default and are not in default (with due notice of lapse of time or both) under any of the Contracts. The Seller has no present expectation or intention of not fully performing all its obligations under each of the Contracts, and Seller has no knowledge of any breach or anticipated breach by the other party to any of the Contracts to which the Seller is a party. Except as set forth on Schedule 2.19.2, none of the Contracts has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and Seller is not aware of any intention or right of any party to declare another party to any of the Contracts to be in default. Except as set forth on Schedule 2.19.3, there exists no actual or, to the best knowledge of Seller, threatened termination, cancellation or limitation of the business relationship of the Seller by any party to any of the Contracts.

         SECTION 2.20 Outstanding Leases. Schedule 2.20 sets forth a description of each agreement by which the Seller leases each parcel of real property (the "Leased Parcels") used in connection with the Business (collectively, the "Leases"). Seller has delivered or made available to the Buyer true, correct and complete copies of all of the Leases specified on
Schedule 2.20. All rents due under the Leases have been paid. All of the Leases are in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 2.20, the Seller and to the best knowledge of Seller, each other party thereto have performed all the obligations required to be performed by it, have received no notice of default and are not in default (with due notice or lapse of time or both) under any of the Leases. The Seller has no present expectation or intention of not fully performing all its obligations under each of the Leases, and Seller has no knowledge of any breach or anticipated breach by the other party to any of the Leases. Except as set forth on Schedule 2.20, none of the Leases has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and the Seller is not aware of any intention or right of any party to declare another party to any of the Leases to be in default. There exists no actual or, to the best knowledge of Seller, threatened termination, cancellation or limitation of the business relationship of the Seller with any party to any of the Leases.

         SECTION 2.21. Intellectual Properties. Schedule 2.21 contains an accurate and complete list of all domestic and foreign letters, patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade name, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications, trade secrets or other confidential proprietary information owned or used by the Seller in the operation of the Business (collectively the "Intellectual Property"). Except as set forth on Schedule 2.21 and except for commercial software licensed for use on personal computers, the Seller owns the entire right, title and interest in and to the Intellectual Property, trade secrets and technology used in the operation of its Business and each item constituting part of the Intellectual Property which is owned by the Seller has been, to the extent indicated in
Schedule 2.21, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark office or such other government entities, domestic or foreign as are indicated in Schedule 2.21 and such registrations, filings and issuances remain in full force and effect. There are no pending or, to the best knowledge of the Seller, threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. There is, to the best knowledge of the Seller, no reasonable basis upon which a claim may be asserted against the Seller for infringement of any domestic or foreign letters patent, patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, service mark registrations or applications copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. To the best knowledge of the Seller, no Person is infringing the Intellectual Property.

         SECTION 2.22. Proprietary Information of Third Parties. Except as disclosed on Schedule 2.22, no third party has claimed or, to the best knowledge of Seller, has reason to claim that any Person employed by or consulting with the Seller ("Related Person") has (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Seller which suggests that such a claim might be contemplated. Except as disclosed on
Schedule 2.22, to the best knowledge of Seller, no related person has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and, no Related Person has violated any confidential relationship which such person may have had with any third party, in connection with the development, or sale of any service of the Seller, and Seller has no reason to believe there will be any such employment or violation.

         SECTION 2.23.    Transactions with Affiliates.  Except as disclosed on
Schedule 2.23, no member or manager of the Seller, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a beneficial interest greater than 5% or is an officer, director, trustee, partner or holder of any equity interest greater than 5%, is a party to any transaction with the Seller, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments or involving other obligations to any such person or firm.

         SECTION 2.24. Taxes. Except as set forth on Schedule 2.24, all federal, state, local and foreign tax returns and tax reports required to be filed by the Seller on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid. All taxes (including, without limitation, income, accumulated earnings, property, sales,use, franchise, value added, fuel, employees' income withholding and social security taxes) which have become due or payable or are required to be collected by the Seller or are otherwise attributable to any periods ending on or before the Effective Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full or adequately reflected on the Balance Sheet or the Seller's books and records on or prior to the Effective Time. Except as set forth on
Schedule 2.24, all deposits required by law to be made by the Seller with respect to employees' withholding taxes have been duly made, and as of the Effective Time all such deposits due will have been made. The Seller has delivered to the Buyer true and complete copies of all of Seller's state and federal income tax returns for the fiscal periods ended December, 1995 and 1994 and all reports and results of income tax audits, if any, related thereto. Except as set forth on Schedule 2.24, no examination of any tax return of the Seller is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such tax return.

         SECTION 2.25. Litigation. Except as set forth on Schedule 2.25, there is no (i) action, suit, claim, proceeding or investigation pending or, to the best knowledge of the Seller, threatened against or affecting the Seller (whether or not Seller is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding pending relating to the Seller or (iii) governmental inquiry pending or threatened against or involving the Seller, and Seller knows of no basis for any of the foregoing. The Seller has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the business, prospects, financial condition, operations, property or affairs of the Seller. There are no outstanding orders, writs, judgments, injunctions or decrees served upon the Seller by any court, governmental agency or arbitration tribunal against the Seller. To the best knowledge of Seller, there are no facts or circumstances which may result in institution of any action, suit, claim or legal administrative or arbitration proceeding or investigation against, involving or affecting the Seller or the transactions contemplated hereby. The Seller is not in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as disclosed on
Schedule 2.25, there is no action or suit by the Seller pending or threatened against others.

         SECTION 2.26. Environmental Matters. The Seller and, to the best knowledge of Seller, all Leased Parcels are in compliance with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities with respect to all environmental statutes, rules and regulations. Except as set forth on Schedule 2.26, the Seller has not received notice of, nor does the Seller have knowledge of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Seller or the Seller's predecessors, either collectively, individually or severally, which may interfere with or prevent continued compliance with, or which may give rise to any common law or legal liability or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment or transport, or the emission, discharge, release or threatened release into the environment, of any substance. As used in this Section 2.26, the term "Substance" or "Substances" shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto. No part of any of the Leased Parcels has been listed or proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or any other such list by any federal, state or local authorities.

         SECTION 2.27.    Broker's or Finder's Fees.  Except as set forth on
Schedule 2.27, no agent, broker, person or firm acting on behalf of the Seller is, or will be, entitled to any commission or broker's or finder's fees from the Seller or from any person controlling, controlled by or under common control with the Seller in connection with any of the transactions contemplated herein.

         SECTION 2.28. Disclosure. All Documents delivered or to be delivered by the Seller, and to the best knowledge of Seller all Documents delivered or to be delivered on behalf of the Seller, in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects. Neither this Agreement, nor any of the other Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements made by the Seller herein or therein, in light of the circumstances in which made, not misleading. There is no fact which materially and adversely affects the business, prospects or financial condition of the Seller or its properties or assets, which has not been set forth in the Documents.

         SECTION 2.29. Accounts Receivable. All accounts receivable of the Seller that are reflected on the Balance Sheet on the Balance Sheet Date or on the accounting records of the Seller as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Seller as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging.) Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first becomes due and payable. After such 120 day period, the Buyer shall re-assign such account to the Seller for collection and Seller shall reimburse Buyer for the balance of such uncollectible account. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         SECTION 2.30. Continued Operations. This transaction shall be effective November 1, 1996 and the Seller shall continue to conduct its operations and business activities in the ordinary course of business through the Closing Date. The Seller shall not engage in any distribution or sales of assets outside the ordinary course of business, issue, redeem or pay distributions with respect to any shareholder, declare any bonuses or salary increases, or otherwise engage in any transaction outside the ordinary course of its business prior to the Closing Date, without the prior approval of the Buyer. Except with regard to the Excluded Assets, the Seller shall not enter into any contractual arrangements, purchase any capital assets, incur additional indebtedness prior to the Closing Date, or sell, lease or dispose of any asset, or mortgage, pledge, or allow the imposition of any lien or other encumbrance on any asset, without the prior approval of Buyer. The Seller shall immediately notify Buyer of any changes in the status of any customer accounting for more than 5% of the Seller's annual revenues, including a change in terms, the loss of such a customer, the addition of such a new customer, or other similar changes.

         SECTION 2.31 Protection of Creditors. The transfer to Buyer by the Seller of the Transferred Assets does not and will not constitute a fraudulent transfer or fraudulent conveyance under any applicable state or federal law or regulation or under any similar laws relating to creditors' rights generally. The Seller will satisfy Class C Member Liabilities on or before January 8, 1996, and will satisfy the Levin Liabilities in accordance with the EFG Purchase Agreement or in accordance with terms mutually agreed upon by the parties thereto. The Purchase Price constitutes fair and adequate consideration for the Transferred Assets. The Seller has not entered into this agreement or made any transfer or incurred any obligations hereunder or in connection herewith, with actual intent to disturb, hinder, delay or defraud either present or future creditors or other persons.

         SECTION 2.32 Securities Exemptions. The Shares are being acquired by the Seller for its own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of such Shares in connection with a distribution within the meaning of the Securities Act of 1933 (the "Act") and the rules and regulations thereunder. The Shares may or may not have been registered under the Act, as amended, or any state securities laws pursuant to exemptions afforded by Sections 3 or 4, or both, of the Act and the exemptions under the applicable state securities laws. Seller has been afforded full and complete access to all relevant financial and other information regarding StaffMark. Seller has not paid a commission for these Shares. Seller will not offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of the Shares except (i) pursuant to the provisions of the Lock-up and Registration Rights Agreements, and (ii) after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the Securities and Exchange Commission, applicable state securities laws and regulations, and any legends that appear on the certificate evidencing the Shares; provided, however, that Seller may transfer such Shares only to its seven (7) Members. Seller is familiar with the provisions of Rule 144 of the Act, and realizes that sales of the Shares may be required to be made pursuant to the terms of that rule.


             ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller as follows:

         SECTION 3.1. Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse impact on the Buyer's ability to purchase the Business pursuant to this Agreement and perform its obligations under this Agreement.

         SECTION 3.2. Corporate Power and Authority. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents. The execution, delivery and performance of the Documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action of the Buyer. The Documents to be executed and delivered by the Buyer have been duly executed and delivered by, and constitute the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their terms.

         SECTION 3.3. Validity, Etc. Neither the execution and delivery by the Buyer of this Agreement and the other Documents, the consummation by the Buyer of the transactions contemplated hereby or thereby, nor the performance by the Buyer of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will: (i) violate, conflict with or result in any breach of any trust agreement, articles of incorporation, bylaw, judgment, decree, order, statute or regulation applicable to the Buyer, (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) under any law, rule or regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument to which the Buyer is a party, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer.

         SECTION 3.4. Disclosure. All Documents delivered or to be delivered by or on behalf of the Buyer in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects. Neither this Agreement, nor any of the

Documents, contains any untrue statement of a material fact or omits a material fact necessary to make the statements made by Buyer herein or therein, in light of the circumstances in which made, not misleading. There is no fact which may have a material adverse effect on the Buyer's ability to pay or otherwise perform its obligations under this Agreement, which has not been set forth in the Documents.

         SECTION 3.5. Governmental Approvals. No registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Buyer of this Agreement.

         SECTION 3.6. Continued Operations. The Buyer shall continue to conduct its operations and business activities in the ordinary course of business through the maturity date of the Note.

         SECTION 3.7. StaffMark Stock. At the time of issuance thereof, the Shares to be delivered to the Seller pursuant to this Agreement will constitute valid and legally issued shares of StaffMark, fully paid and nonassessable. The Shares to be issued to the Seller pursuant to this Agreement may or may not be registered under the Securities Act of 1933, which shall be determined solely by Buyer, and shall be subject to the limitations and restrictions in the Lock-up and Registration Rights Agreement.


                     ARTICLE IV.  COVENANTS AND AGREEMENTS

         SECTION 4.1. Cooperation. Each of the parties hereto shall use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder to the end that the transactions contemplated hereby will be fully and timely consummated.

         SECTION 4.2. Best Efforts. Seller and Buyer shall each use its best efforts to procure upon reasonable terms and conditions all consents and approvals, completion of all filings, all registrations and certificates, and satisfaction of all other requirements prescribed by law which are necessary for the consummation of the transactions contemplated by this Agreement and the Buyer's ownership and operation of the Seller's Business after the Closing Date. Prior to the Closing Date, the Seller will use commercially reasonable efforts to preserve its relationships with its employees, customers and others having business relationships with the seller.

         SECTION 4.3. Tax Returns. The Seller shall cause to be prepared and timely filed, at its sole expense, all of its required tax returns for all periods up to and including the Effective Date. The Seller shall be responsible for the payment of, and will indemnify, defend and hold the Buyer harmless against all taxes due or assessed which relate to the operations of the Business for all periods up to and including the Effective Date.

         SECTION 4.4. Investigations. Seller shall give Buyer and its employees, accountants, attorneys and other authorized representatives full access during all reasonable times to all the premises, properties, books and records, and furnish Buyer with such financial and operating data, analyses and other information of any kind respecting Seller's business and properties as Buyer shall from time to time request. Any investigation shall be conducted in a manner which does not unreasonably interfere with business operations.

         SECTION 4.5. Payment of Liabilities. Except for the Assumed Liabilities, Seller shall pay and satisfy in full all of its other obligations and liabilities, of any nature whatsoever, which accrue prior or subsequent to the Effective Date. The Seller shall satisfy the Class C Member Liabilities on or before January 8, 1996, and will satisfy the Levin Liabilities in accordance with the EFG Purchase Agreement or in accordance with terms mutually agreed upon by the parties thereto.

         SECTION 4.6. Employees and Consultants. Buyer and Seller have determined in good faith that the closing of the transactions contemplated by this Agreement will not result in an "employment loss" within the meaning of the Workers Adjustment Retraining and Notification act, 29 U.S.C. Section 2101 et seq. (the "Warn Act"). Seller will make all of its employees and consultants relating to the Business available to be hired by the Buyer. While it is the parties intentions that Buyer will hire substantially all of Seller's employees and consultants, the Buyer shall be under no obligation to hire any such employees and consultants. Buyer and Seller understands and acknowledges that each is an employer subject to the Warn Act. The Seller shall be responsible for any Warn Act violations based on or arising from acts, events or omissions prior to January 1, 1997, and the Buyer shall be responsible for any Warn Act violations based on or arising from acts, events or omissions after January 1, 1997. On January 1, 1997, Seller shall provide to the Buyer a list of all employees or former employees terminated by Seller during the ninety (90) day period prior to January 1, 1997. Buyer represents and warrants that during the first ninety (90) days after January 1, 1997 it will not terminate any employee or employees whose termination would, in the aggregate with terminations by the Seller during the ninety (90) day period prior to January 1, 1997, result in a violation of the Warn Act. Nothing herein shall be deemed either to affect or to limit in any way the management prerogatives of Buyer with respect to employees, or to create or to grant to such employees any third party beneficiary rights or claims or causes of action of any kind or nature.

         SECTION 4.7. Obligations Concerning Employees. Except as provided in the Employee Leasing Agreement between the Seller and the Buyer, the Seller will be responsible for all liabilities associated with the employees which relate to the period prior to midnight on January 1, 1997 (the "Employee Transfer Date"). Except as provided in the Employee Leasing Agreement between the Seller and the Buyer, Buyer will be responsible for all liabilities associated with the Employees which relate to the period subsequent to the Employee Transfer Date. After January 1, 1997, Buyer will notify the relevant parties that Buyer will be responsible for expenses associated with benefit plans for the Employees. On January 1, 1997, the Seller agrees to provide Buyer with a true and complete list of the FICA wages and FICA withholdings related to compensation paid by the Seller to the Employees prior to the Closing Date.

         SECTION 4.8. Bulk Transfer Compliance. Buyer hereby waives compliance by the Seller with the provisions of Article 6 of the Uniform Commercial Code as in effect in the State of Missouri (the "Bulk Sales Statutes"). The Seller shall indemnify, defend and hold Buyer harmless from and against any loss, liability, cost, expense or damage resulting from the assertion of a claim made against the Transferred Assets or Buyer by an creditor of the Seller pursuant to the Bulk Sales Statutes, or any other applicable law related to bulk sales.

         SECTION 4.9. Payment of Certain Assumed Liabilities. At Closing, Buyer shall pay the liabilities to Mercantile and Boatmen's National Bank as set forth on Schedule 1.3.

         SECTION 4.10     Employee Benefits.

         (a) To the extent possible, Buyer will assume as of January 1, 1997 all rights and obligations of Seller as sponsor under any Employee Plan covering solely employees of Seller, provided, Buyer shall not assume and Seller shall be solely liable for operational deficiencies of any kind under any such Employee Plan (including non-compliance with its terms and applicable law) occurring prior to January 1, 1997. If Buyer is unable to assume any Employee Plan, then Buyer will establish plans with substantially the same terms and conditions as any such Employee Plan and provide benefits thereunder after January 1, 1997 to Employees of Seller who become employees of the Buyer.

         (b) Buyer, or an employee plan designated by Buyer, will assume all of the previously disclosed obligations and liabilities of Seller and any Employee Plan covering Seller's current or former employees effective as of January 1, 1997, including but not limited to obligations under Section 4980B of the Code, Section 601 of ERISA and applicable state law regarding continuation health coverage, provided Buyer shall not assume and Seller shall be solely liable for operational deficiencies of any kind under any such Employee Plan (including non-compliance with its terms and applicable law) occurring prior to January 1, 1997.

         SECTION 4.11 Letter of Credit/Maturity of Note. At the time of any draft on the Letter of Credit, Seller shall deliver the original cancelled Note to Buyer and written instructions to Mercantile to pay such draft in accordance with the following instructions:

  (1)     $400,000 to Mercantile as Escrow Agent under the Escrow Agreement; and

         (2)     The balance of the Letter of Credit shall be paid to Seller.

At the time of payment of the outstanding principal portion of the Note by Buyer, Seller shall not make any drafts on the Letter of Credit and the Seller shall deliver the original Letter of Credit to the Buyer.

               ARTICLE V.  CONDITIONS TO THE BUYER'S OBLIGATIONS

         The obligation of the Buyer to make deliveries to the Seller pursuant to Section 1.2 (a) and 1.3 hereof and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions each of which may be waived by the Buyer in its sole discretion:

         SECTION 5.1. Representations and Warranties True. All of the representations and warranties made by Seller in Article II of this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date; the Buyer shall have in all material respects performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date; and the Seller shall have been furnished certificates of the Manager, of the Seller, dated the Closing Date, in his corporate capacity, certifying to the truth in all material respects of such representations and warranties as of the Closing Date and to the fulfillment in all material respects of such covenants and conditions.

         SECTION 5.2. Consents. Except as set forth on Schedule 5.2, all requisite governmental approvals and consents of third parties identified on such schedule or otherwise identified by the Buyer as required to be received to prevent any material license, permit or agreement relating to the Business from terminating prior to its scheduled termination, as a result of the consummation of the transactions contemplated hereby, shall have been obtained and all permits listed in Schedule 2.15 shall have been transferred or reissued to the Buyer.

         SECTION 5.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

         SECTION 5.4. Opinion of Counsel to the Seller. The Buyer shall have received an opinion from counsel to Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer.

         SECTION 5.5. Closing Documents. The Seller shall have delivered all of the Schedules, resolutions, certificates, documents and instruments required by this Agreement.

         SECTION 5.6. Approval of the Buyer and Its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the direction of, the Seller hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Buyer and its counsel.

         SECTION 5.7. Employment Agreement. The Buyer shall have received an executed non-competition/employment agreement with Frederic A. Sussman in form and content acceptable to Buyer and Frederic A. Sussman.

         SECTION 5.8. Additional Agreements. Buyer and affiliates shall have entered into such additional agreements as may reasonably be required to be entered into by such parties on or before the Closing.

         SECTION 5.9. Adverse Change. There shall have been no material adverse change in the Transferred Assets or condition (financial or otherwise) of the Seller from the date of this Agreement through the Closing Date.

         SECTION 5.10. Lock-Up and Registration Rights Agreement. The Seller shall have delivered an executed Lock-Up and Registration Rights Agreement.

         SECTION 5.11. Escrow Agreement. The Seller shall have delivered an executed Escrow Agreement.

         SECTION 5.12. Letter of Credit Fee. The Seller shall have delivered to Mercantile the fee for the Letter of Credit.

         SECTION 5.13 Pay-Off Letters. The Seller shall have delivered to Buyer Pay-Off Letters in form and substance satisfactory to Buyer stating that a secured party who is to be paid at Closing by Buyer will release any liens it may have against Seller at the time such indebtedness is paid.

         The obligation of the Buyer to make deliveries to the Seller pursuant to Section 1.2 (b) hereof is subject to the satisfaction, on or before the Funding Date, of the following condition which may be waived by the Buyer in its sole discretion:

         (a) The Seller shall have delivered to Buyer non-competition agreements from each of the Members of Seller in form and substance satisfactory to Buyer (the "Non-Competition Agreements").


              ARTICLE VI.  CONDITIONS TO THE SELLER'S OBLIGATIONS

         The obligation of the Seller to transfer the Transferred Assets to Buyer and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Seller in its sole discretion:

         SECTION 6.1. Representations and Warranties True. All of the representations and warranties made by Buyer in Article III of this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date; the Buyer shall have in all material respects performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date; and the Seller shall have been furnished certificates of the President and the Chief Financial Officer, of the Buyer, dated the Closing Date, in his corporate capacity, certifying to the truth in all material respects of such representations and warranties as of the Closing Date and to the fulfillment in all material respects of such covenants and conditions.

         SECTION 6.2. Opinion of Wright, Lindsey & Jennings. The Seller shall have received from Wright, Lindsey & Jennings, counsel to Buyer, an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to Seller.

         SECTION 6.3. Closing Documents. The Buyer shall have delivered all of the Schedules, resolutions, certificates, documents and instruments required by this Agreement.

         SECTION 6.4. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

         SECTION 6.5. Approval of the Seller and Its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the direction of, the Buyer hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Seller and its counsel.

         SECTION 6.6. Additional Agreements. Buyer and affiliates shall have entered into such additional agreements as may reasonably be required to be entered into by such parties on or before the Closing.

         SECTION 6.7. Lock-Up and Registration Rights Agreement. The Buyer shall have delivered the Lock-Up and Registration Rights Agreement.

         SECTION 6.8. Escrow Agreement. The Buyer shall have delivered an executed Escrow Agreement.

         SECTION 6.9. Promissory Note. The Buyer shall have delivered the executed Note.


            ARTICLE VII.  THE CLOSING AND CERTAIN CLOSING DELIVERIES

         SECTION 7.1. Time and Place of Closing. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sonnenschein, Nath & Rosenthal, St. Louis, Missouri, on November 29, 1996 or on such other place, date and time as may be mutually agreed upon by the parties (the "Closing Date"). The transactions contemplated by this Agreement shall be effective for accounting purposes as of 12:01 A.M. (CST) (the "Effective Time") on November 1, 1996 (the "Effective Date").

         SECTION 7.2.     Deliveries by the Seller.

         (1) At the Closing, the Seller will deliver or cause to be delivered to the Buyer the following:

                 (a) All required consents of third parties to the sale conveyance, transfer, assignment and delivery of the Transferred Assets and Business of the Seller hereunder;

                 (b) A certificate of the Manager of the Seller certifying as of the Closing Date, (i) a true, correct, and complete copy of the Articles of Organization of Seller and all amendments thereto as in effect on the Closing Date; (ii) a true, correct, and complete copy of the Operating Agreement of Seller and all amendments thereto as in effect on the Closing Date; (iii) a true, correct, and complete copy of the resolutions approved and adopted by Seller's Members authorizing and approving the execution, performance and delivery of this Agreement and the transactions contemplated by this Agreement; and (iv) Good Standing Certificate from the Missouri Secretary of State;

                 (c)      The opinion of Seller's counsel required by Section
5.4 above;

                 (d)      An executed employment agreement with Frederic A.
Sussman;

                 (e) An executed copy of the Lock-Up and Registration Rights Agreement;

                 (f)      The Pay-Off letters required by Section 5.13 above;
and

                 (g) All other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

         (2) On or prior to the Funding Date, the Seller will deliver or cause to be delivered to the Buyer the following:

                 (a) The Non-Competition Agreements required by Section 5 above.

         SECTION 7.3.     Deliveries by the Buyer.

         (1) At the Closing, the Buyer will deliver the following to or for the account of Seller or certain of its employees, as the case may be:

                 (a) The Purchase Price as required by Section 1.2 above, including the Note and an executed copy of the Escrow Agreement;

                 (b)      The Opinion of Buyer's counsel required by Section
6.3 above;

                 (c) A certificate of an executive officer of Buyer certifying as of the Closing Date (i) a true, correct, and complete copy of the Articles of Incorporation of the Buyer and all amendments thereto as in effect on the Closing Date; (ii) a true, correct, and complete copy of the bylaws of the Buyer and all amendments thereto as in effect on the Closing Date; (iii) a true, correct, and complete copy of the resolutions approved and adopted by the Board of Directors of the Buyer authorizing the transactions contemplated herein; (iv) Good Standing Certificate from the Delaware Secretary of State;

                 (d) An executed copy of the employment agreement with Frederic A. Sussman;

                 (e) The Letter of Credit with Mercantile in favor of Seller; and

                 (f) All other documents, instruments and writings required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

         (2) On the Funding Date, the Buyer shall deliver or cause to be delivered to the Seller the Shares.

                         ARTICLE VIII.  INDEMNIFICATION

         SECTION 8.1. Survival. All representations and warranties in this Agreement and the Documents shall survive the Closing and any investigation at any time made by or on behalf of any party for a period of two years and all such representations and warranties shall expire on the second anniversary of the Closing Date, except that (a) claims, if any, asserted in writing prior to such second anniversary identified as a claim for indemnification pursuant to this Article VIII shall survive until finally resolved and satisfied in full, and (b) tax or environmental claims arising from a breach of Sections 2.24 and 2.26, respectively, shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to the expiration of any such period. The representations and warranties shall not be affected or otherwise diminished by any investigation at any time representations and warranties were made.

         SECTION 8.2. Indemnification by Seller. Subject to the terms herein, the Seller, shall indemnify, defend, and hold the Buyer and its officer, directors, and employees, and their respective successors and assigns (the "Seller's Indemnitees") harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense of any kind or character, including reasonable attorney's and paralegal fees (the "Damages"), exceeding in the aggregate $25,000 and arising out of or in any manner incident, relating or attributable to:

                 (a) Any inaccuracy in any representation or breach of any warranty of the Seller contained in this Agreement;

                 (b) Any failure by Seller to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under any of the Documents;

                 (c) Reliance by the Buyer on any books or records of the Seller or on any written information furnished to the Buyer pursuant to this Agreement by or on behalf of the Seller in the event that such books and records or written information are false or inaccurate; or

                 (d) Liabilities or obligations of, or claims against, the Buyer (whether absolute, accrued, contingent or otherwise) relating to, or arising out of, the operation of the Business prior to the Closing Date or facts and circumstances relating specifically to the business, the Leased Parcels or the Seller existing at or prior to the Closing Date, whether or not such liabilities, obligations or claims were known on such date, excluding only the Assumed Liabilities.

         Through June 30, 1997, the Seller's indemnification shall be first made from the portion of the Purchase Price placed in escrow pursuant to the terms of the Escrow Agreement.

         SECTION 8.3. Notice to Seller, Etc. If any of the matters as to which the Seller's Indemnitees are entitled to receive indemnification under
Section 8.2 should entail litigation with or claims asserted by parties other than the Seller, the Seller shall be given prompt notice thereof and shall have the right, at its expense, to control such claim or litigation upon prompt notice to Buyer of its election to do so. To the extent requested by the Seller, the Buyer, at its expense, shall cooperate with and assist the Seller, in connection with such claim or litigation. Buyer shall have the right to appoint single counsel to consult with and remain advised by the Seller in connection with such claim or litigation. The Seller shall have final authority to determine all matters in connection with such claim or litigation; provided, however, that the Seller shall not settle any third party claim without the consent of the Buyer, which shall not be unreasonably denied or delayed.

         SECTION 8.4. Indemnification by Buyer. The Buyer shall indemnify, defend, and hold the Seller and its members and managers and employees and their respective successors and assigns (the "Buyer's Indemnitees") harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense of any kind or character, including reasonable attorney's and paralegal fees (the "Damages"), exceeding in the aggregate $25,000 and arising out of or in any manner incident, relating or attributable to:

                 (a) Any inaccuracy in any representation or breach of warranty of the Buyer contained in this Agreement;

                 (b) Any failure by the Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under any of the Documents;

                 (c) Reliance by the Seller on any books or records of the Buyer or reliance by the Seller on any written information furnished to the Seller pursuant to this Agreement by or on behalf of the Buyer in the event that such books and records or written information are false or inaccurate; or

                 (d) The failure of Buyer to pay or perform the Assumed Liabilities, Contracts and Leases subsequent to the Closing Date; or

                 (e) Liabilities or obligations of, or claims against, the Seller (whether absolute, accrued, contingent or otherwise) relating to or arising out of, the operation of the Business subsequent to the Closing Date.

         SECTION 8.5. Notice to the Buyer, Etc. If any of the matters as to which the Buyer's Indemnitees are entitled to receive indemnification under
Section 8.4 should entail litigation with or claims asserted by parties other than the Buyer, the Buyer shall be given prompt notice thereof and shall have the right, at its expense, to control such claim or litigation upon prompt notice to Seller of its election to do so. To the extent requested by the Buyer, the Seller, at its expense shall cooperate with and assist the Buyer, in connection with such claim or litigation. Seller shall have the right to appoint single counsel to consult with and remain advised by the Buyer in connection with such claim or litigation. The Buyer shall have final authority to determine all matters in connection with such claim or litigation; provided, however, that the Buyer shall not settle any third party claim without the consent of the Seller, which shall not be unreasonably denied or delayed.

         SECTION 8.6. Survival of Indemnification. The obligations to indemnify and hold harmless pursuant to this Article VIII shall survive the Closing of the purchase of the Business contemplated hereby for a period of two years, notwithstanding any investigation at any time made by or on behalf of any party, except that (a) claims, if any, asserted in writing prior to such second anniversary identified as a claim for indemnification pursuant to this Article VIII shall survive until finally resolved and satisfied in full, and (b) tax or environmental claims arising from a breach of Sections 2.24 and 2.26, respectively, shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to the expiration of any such period.


                           ARTICLE IX.  MISCELLANEOUS

         SECTION 9.1. Knowledge of Seller. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge of Seller, Seller confirms that it has made due and diligent inquiry of its Manager and Members as to the matters that are the subject of such representations and warranties.

         SECTION 9.2. Knowledge of Buyer. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best of knowledge of Buyer, Buyer confirms that it has made due and diligent inquiry of its President, Executive Vice Presidents and Chief Financial Officer as to the matters that are the subject of such representations and warranties.

         SECTION 9.3. "Person" Defined. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

         SECTION 9.4. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) sent by recognized overnight courier, (iii) made by telecopy or facsimile transmission, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

         If to the Buyer:

                 StaffMark, Inc.
                 302 East Millsap Road
                 Fayetteville, Arkansas  72703
                 Attn:  Terry C. Bellora, Chief Financial Officer
                 Fax No.:  (501) 973-6019

         With a copy to:

                 Wright, Lindsey & Jennings
                 200 West Capitol Avenue, Suite 2200
                 Little Rock, Arkansas  72201
                 Attn:  Fred M. Perkins III, Esq.
                 Fax No.:  (501) 376-9442

         If to Seller:

                 The Technology Source, L.L.C.
                 12400 Olive Boulevard, Suite 350
                 St. Louis, Missouri  63141-5437
                 Attn:  Frederic A. Sussman
                 Fax No.: (314) 878-6567

         With a copy to:

                 Sonnenschein Nath & Rosenthal
                 One Metropolitan Square, Suite 3000
                 St. Louis, Missouri  63102
                 Attn:  Alan B. Bornstein, Esq.
                 Fax No.:  (314) 259-5959

All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is sent. The address of any party herein may be changed at any time by written notice to the other party given in accordance with this Section 9.4.

         SECTION 9.5. Entire Agreement. This Agreement and the other Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the other Documents shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

         SECTION 9.6. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

         SECTION 9.7. Assignment/Binding Effect. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, Buyer may assign its rights (but not its obligations) hereunder to a wholly-owned subsidiary formed for the purpose of owning and operating the Business. This Agreement shall be binding upon, and inure to the benefit of, the representatives, successors and permitted assigns.

         SECTION 9.8. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

         SECTION 9.9. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Arkansas, except as otherwise expressly provided in this Agreement or in an Annex or Schedule hereto.

         SECTION 9.10. Severability. In the event that any arbitral tribunal of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such arbitral tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such arbitral tribunal shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

         SECTION 9.11. Interpretation. The parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

         SECTION 9.12. Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

         SECTION 9.13. Reliance. The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained herein, unless such party has actual knowledge otherwise, which shall be proved by the other party by clear and convincing evidence.

         SECTION 9.14. Expenses. Each party shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

         SECTION 9.15. Gender. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity or the context may require.

         SECTION 9.16. Publicity. Except by the mutual agreement between the Seller and Buyer, no party shall issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement except as may be required by law.

         SECTION 9.17. Schedules. Any disclosure included on any schedule pursuant to this Agreement shall be considered to be made for purposes of all schedules to this Agreement.

         SECTION 9.18. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             [The remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, the Buyer and Seller have each caused this Agreement to be executed to be executed by their respective duly authorized officers all as of the day and year first above written.

                                 Buyer:   THE TECHNOLOGY SOURCE
                                          ACQUISITION CORPORATION


                                          ----------------------------------
                                          Clete T. Brewer
                                          President


                                 Buyer:   STAFFMARK, INC.


                                          ----------------------------------
                                          Clete T. Brewer
                                          President and Chief Executive Officer


                                 Seller: THE TECHNOLOGY SOURCE, L.L.C.


                                          ----------------------------------
                                          Frederic A. Sussman, Manager

                               OMITTED SCHEDULES

Schedule 1.1(d)        --      Employee Agreements
Schedule 1.1.2         --      Excluded Assets
Schedule 1.3           --      Assumed Liabilities
Schedule 1.4           --      Allocation of Purchase Price
Schedule 2.3           --      Validity
Schedule 2.6           --      Financial Statements
Schedule 2.7           --      Absence of Undisclosed Liabilities
Schedule 2.7.1         --      Absence of Undisclosed Claims
Schedule 2.8           --      Labor and Employee Relations
Schedule 2.10          --      Powers of Attorney; Absence of Limitations on Competition; Guarantees
Schedule 2.11          --      Significant Customers
Schedule 2.13          --      No Adverse Change
Schedule 2.15          --      Compliance with Law
Schedule 2.16          --      Employee Benefits
Schedule 2.17          --      Claims on Fixed Assets
Schedule 2.18          --      Insurance
Schedule 2.19          --      Contracts
Schedule 2.19.1                --      Notice of Contract Defaults
Schedule 2.19.2                --      Termination of Contracts
Schedule 2.19.3                --      Limitations on Contracts
Schedule 2.20          --      Leases
Schedule 2.21          --      Intellectual Properties
Schedule 2.22          --      Proprietary Information of Third Parties
Schedule 2.23          --      Transactions with Affiliates
Schedule 2.24          --      Taxes
Schedule 2.25          --      Litigation
Schedule 2.26          --      Environmental Matters
Schedule 2.27          --      Brokers
Schedule 5.2           --      Consents